EXHIBIT 10.2

EXECUTION COPY

SALE, PURCHASE AND ESCROW AGREEMENT

BETWEEN

SOHO ATLANTA, LLC,

a Delaware limited liability company
(Seller)

AND

BANYAN STREET CAPITAL LLC,
a Delaware limited liability company
(Purchaser)

AND

METROPOLITAN TITLE AGENCY, INC.

(Escrow Agent)

TABLE OF CONTENTS

Article I RECITALS		1
1.1.	Real Property	1
1.2.	Purchase and Sale	1
Article II PURCHASE PRICE		1
2.1.	Price	1
2.2.	Investments	2
2.3.	Interest on the Deposit	2
Article III CONDITIONS TO THE PARTIES’ OBLIGATIONS		2
3.1.	Conditions to Purchaser’s Obligation to Purchase	2
3.2.	Conditions to Seller’s Obligation to Sell	3
Article IV PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO TITLE COMPANY		3
4.1.	Purchaser’s Deliveries	3
4.2.	Seller’s Deliveries	3
4.3.	Failure to Deliver	4
Article V INVESTIGATION OF PROPERTY		4
5.1.	Delivery of Documents	4
5.2.	Physical Inspection of Property	4
5.3.	Review Period	5
5.4.	Effect of Termination	7
Article VI THE CLOSING		7
6.1.	Date and Manner of Closing	7
Article VII PRORATION, FEES, COSTS AND ADJUSTMENTS		8
7.1.	Prorations	8
7.2.	Seller’s Closing Costs	9
7.3.	Purchaser’s Closing Costs	9
Article VIII DISTRIBUTION OF FUNDS AND DOCUMENTS		9
8.1.	Delivery of the Purchase Price	9
8.2.	Other Monetary Disbursements	9
8.3.	Recorded Documents	9
8.4.	All Other Documents	9
Article IX RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION		10
9.1.	Return of Seller’s Documents	10
9.2.	Return of Purchaser’s Documents	10
9.3.	Deposit	10
9.4.	Disbursement of Deposit	10
9.5.	No Effect on Rights of Parties; Survival	10

Article X DEFAULT		10
10.1.	Seller’s Remedies	10
10.2.	Purchaser’s Remedies	11
Article XI REPRESENTATIONS AND WARRANTIES		11
11.1.	Seller’s Warranties and Representations	11
11.2.	Purchaser’s Warranties and Representations	16
11.3.	No Other Warranties and Representations	17
Article XII CONDEMNATION AND CASUALTY		17
Article XIII CONDUCT PRIOR TO CLOSING		18
13.1.	Conduct	18
13.2.	Actions Prohibited	18
13.3.	Confidentiality	18
13.4.	Right to Cure	19
13.5.	Tax Folio Number	19
13.6.	REA	19
Article XIV NOTICES		20
Article XV TRANSFER OF POSSESSION		21
15.1.	Transfer of Possession	21
15.2.	Delivery of Documents at Closing	21
Article XVI GENERAL PROVISIONS		21
16.1.	Captions	21
16.2.	Exhibits	21
16.3.	Entire Agreement	21
16.4.	Modification	21
16.5.	Attorneys’ Fees	22
16.6.	Governing Law	22
16.7.	Time of Essence	22
16.8.	Survival	22
16.9.	Assignment by Purchaser	22
16.10.	Severability	22
16.11.	Successors and Assigns	22
16.12.	Interpretation	22
16.13.	Counterparts	23
16.14.	Recordation	23
16.15.	Possession of Seller	23
16.16.	Business Day	23
16.17.	Waiver of Jury Trial	23
16.18.	Other Duties of Escrow Agent	23
16.19.	Disputes	24
16.20.	Reports	24

16.21.	Brokers	24

EXHIBITS

EXHIBIT A-1 Description of the Total Development

EXHIBIT A-2 Description of the Property

EXHIBIT A-3 Description of the Seller Retained Property

EXHIBIT B Form of Deed

EXHIBIT C FIRPTA Affidavit

EXHIBIT D Form Bill of Sale
EXHIBIT E Form Assignment and Assumption Agreement

SCHEDULE 11.1.3 List of Notices, Pending Litigation and Violations

SCHEDULE 11.1.6 Leases, Occupancy Agreements and Parties in Possession

SCHEDULE 11.1.7 Parking Agreements

SCHEDULE 11.1.8 Covenants, Conditions, Restrictions or Easements

SCHEDULE 11.1.10 No Special Assessments and Impact Fees

SCHEDULE 11.1.12 Licenses and Permits

SCHEDULE 13.6 REA Requirements

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase and Escrow Agreement (“Agreement”), dated as of July 24, 2025 (the “Effective Date”), is made by and between SOHO ATLANTA, LLC, a Delaware limited liability company (“Seller”), and BANYAN STREET CAPITAL LLC, a Delaware limited liability company (“Purchaser”), and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement among Seller, Purchaser and METROPOLITAN TITLE AGENCY, INC. (“Escrow Agent”), the consent of which appears at the end hereof.

Article I

RECITALS

1.1. Real Property. Seller owns and holds fee title to that certain parcel of land located at 659 Peachtree Street NE, Atlanta, Georgia (the “Total Development”), that is identified on the depiction attached hereto as Exhibit “A-1”. The Total Development is comprised of (i) the portion of the Total Development containing a parking garage as identified on Exhibit “A-2” as the real property to be conveyed by Seller to Purchaser at Closing (the “Real Property”) and (ii) the portion of the Total Development identified on Exhibit “A-3” as the real property to be retained by Seller at and after Closing (the “Seller Retained Property”). On or before the date hereof, Seller has ordered a survey of the Real Property (the “Updated Survey”), which for the avoidance of doubt, shall not include the Seller Retained Property. Seller shall obtain a current title commitment covering the Real Property issued by Metropolitan Title Agency, Inc., as agent for a nationally recognized title company reasonably acceptable to Purchaser (the “Title Company”) together with copies of all documents referred to as exceptions therein (the “Title Commitment”).

1.2. Purchase and Sale. Subject to the terms of this Agreement, Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

1.2.1. the Real Property;

1.2.2. all of Seller’s right, title and interest in and to the improvements located on the Real Property (the “Improvements”);

1.2.3. all of Seller’s right, title and interest in and to the easements, rights of way, entitlements, development rights and appurtenances to the extent belonging and appertaining solely to the Real Property and the Improvements (the “Entitlements”);

1.2.4. all of Seller’s right, title and interest in and to any and all parking agreements entered into by Seller that affect the Real Property or any portion thereof (the “Parking Agreements”);

1.2.6. all Seller’s right, title and interest to all personal property, fixtures, furniture, furnishings, fittings, equipment, telecommunications and information technological systems, machinery, apparatus, decorations, appliances, vending machines, ATM machines, and all other articles of tangible personal property (if any) owned by Seller or any affiliate of Seller and located on the Real Property (the “Personal Property”);

1.2.7. all of Seller’s right, title and interest (to the extent assignable, without cost to Seller, and relating solely to the Real Property) in and to any and all of the following (the “Intangible Property”): plans, surveys, studies, reports, maps, licenses, approvals, certificates, permits, warranties and guarantees set forth on with respect to the Real Property (The Real Property, the Improvements, the Entitlements, the Parking Agreements, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”).

Article II

PURCHASE PRICE

2.1. Price. In consideration of the covenants herein contained below, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Property for a total purchase price of SEVENTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND and NO/100 Dollars ($17,750,000.00) (the “Purchase Price”), which shall be paid by Purchaser as follows:

2.1.1. Deposit. Purchaser has delivered concurrently with its execution of this Agreement, or will deliver within two (2) business days after the Effective Date, to Escrow Agent by bank wire transfer of immediately available funds the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00) (the “Deposit”). The Deposit shall be nonrefundable upon expiration of the Investigation Period (as defined below) subject to the terms of this Agreement.

2.1.2. Addition to Deposit. Within two (2) business days after the expiration of the Investigation Period, if Purchaser has not timely terminated this Agreement in accordance with Section 5.3.2 below, Purchaser shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, an additional non-refundable deposit of TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00) (the “Additional Deposit Funds”). Upon delivery to the Escrow Agent, the Additional Deposit Funds shall be deemed part of the Deposit.

2.1.3. Balance of Purchase Price. At Closing (as defined in Section 6.1), Purchaser shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price to be received by Seller at Closing shall be adjusted to reflect prorations, closing costs, and other adjustments pursuant to Section 7.1 and Section 2.3.

2.1.4. Independent Consideration. Upon execution of this Agreement, Purchaser has delivered to Seller, and Seller acknowledges receipt of, ONE HUNDRED AND NO/100 UNITED STATES DOLLARS (US$100.00) (the “Independent Consideration”), as consideration for Purchaser’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non‑refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.

2.2. Investments. Following the collection of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account with First-Citizens Bank & Trust Company in Atlanta, Georgia. Purchaser and Seller acknowledge that any amount over $250,000.00 shall not be insured, and both parties release and hold harmless Escrow Agent from all losses, costs and liabilities which may accrue or be incurred related to such lack of insurance.

2.3. Interest on the Deposit. Provided that the Escrow Agent receives a W-9 for such party along with any other documentation reasonably required by Escrow Agent, any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, provided, however, that if the transaction closes, at Closing any interest earned on the Deposit shall be credited to Purchaser by applying the same against the Purchase Price.

Article III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1. Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon each of the following:

3.1.1. Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2. Delivery of Title and Possession. Seller shall be prepared to deliver to Purchaser all instruments and documents to be delivered to Purchaser at the Closing pursuant to this Agreement.

3.1.3. Seller’s Representations. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing.

3.1.4. Unique Tax Folio. The Property and the Seller Retained Property shall each have a unique tax folio ID (or promptly after the recording of the Deed, such unique tax folio ID’s shall be issued) (the “Unique Tax Folio Condition”).

3.1.5. REA. Prior to expiration of the Inspection Period, the parties shall have (i) agreed to the form of the REA (as defined in Section 13.6 below), (ii) executed an amendment to this Agreement memorializing such form of the REA, and (iii) to the extent Seller’s existing mortgage financing is not being released as to the Seller Retained Property in connection with Closing, obtained conditional approval of a to be executed joinder to the REA from Seller’s mortgage lender (collectively, the “REA Condition”).

3.1.6. Title Policy. Title Company shall be irrevocably committed to issue to Purchaser, at the Closing, a standard coverage ALTA owner’s policy of title insurance, including a possible extended coverage policy and such endorsements thereto as the Title Company has agreed to issue in connection therewith prior to the expiration of the Seller’s Response Period (“Title Policy”), insuring Purchaser’s interest in the Real Property, dated the date of recording of the Deed, with liability in the amount of the Purchase Price.

3.1.7. Contracts. With the exception of any and all Parking Agreements, all leases, service and maintenance contracts affecting the Real Property, or any portion thereof, shall have been terminated as to the Real Property prior to Closing, or shall be terminated as to the Real Property at Closing at the sole cost and expense of Seller.

3.2. Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:

3.2.1. Performance by Purchaser. Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2. Receipt of Purchase Price. Receipt of the Purchase Price, subject to any adjustments due Seller under Article VII at the Closing in the manner herein provided.

3.2.3. Purchaser’s Representations. The representations and warranties by Purchaser set forth in Section 11.3 being true and correct in all material respects as of the Closing.

Article IV

PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO TITLE COMPANY

4.1. Purchaser’s Deliveries. Provided all conditions precedent set forth in Section 3.1 have been satisfied, Purchaser shall, at or before the Closing, deliver to Title Company each of the following:

4.1.1. Purchase Price. The Purchase Price as set forth in Article II.

4.1.2. Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.1.3. Cash – Prorations. The amount, if any, required of Purchaser under Article VII.

4.1.4. REA. The REA duly executed and notarized by Purchaser.

4.1.5. Bill of Sale. A duly executed bill of sale in the form attached hereto as Exhibit D, transferring to Purchaser or its designee all of Seller’s right, title and interest in and to the Personal Property.

4.1.6. Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit E, transferring to Purchaser or its designee all of Seller’s right, title and interest in and to the Entitlements, the Parking Agreements and the Intangible Property.

4.1.7. Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.1.8. Other Transfer Documents. Completed and executed transfer forms required by applicable law in connection with the transfer of the Real Property, including but not limited to transfer tax declarations.

4.2. Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Title Company each of the following:

4.2.1. Deed. A special warranty deed (the “Deed”) in the form of Exhibit B attached hereto, executed and acknowledged by Seller.

4.2.2. FIRPTA Affidavit. Two (2) executed copies of an affidavit in the form of Exhibit C attached hereto with respect to the Foreign Investment in Real Property Tax Act with respect to the Foreign Investment in Real Property Tax Act.

4.2.3. REA. A duly executed and notarized counterpart to the REA along with, to the extent Seller’s existing mortgage financing is not being released as to the Seller Retained Property in connection with Closing, a duly executed and notarized joinder thereto by the existing mortgage lender of the Seller Retained Property.

4.2.4. Bill of Sale. A duly executed bill of sale in the form attached hereto as Exhibit D, transferring to Purchaser or its designee all of Seller’s right, title and interest in and to the Personal Property.

4.2.5. Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit E, transferring to Purchaser or its designee all of Seller’s right, title and interest in and to the Entitlements, the Parking Agreements and the Intangible Property.

4.2.6. Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2.7. Owner's Affidavit. A customary Owner's Affidavit in a form reasonably acceptable to the Title Company and sufficient to satisfy Seller’s obligations pursuant to Section 5.3.1 herein (the “Owner's Affidavit”).

4.2.8. Other Transfer Documents. Completed and executed transfer forms required by applicable law in connection with the transfer of the Real Property, including but not limited to transfer tax declarations.

4.3. Failure to Deliver. The failure of Purchaser or Seller to make any delivery required above by and in accordance with this Article IV which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable.

Article V

INVESTIGATION OF PROPERTY

5.1. Delivery of Documents. Seller will make or has made available to Purchaser on or before the Effective Date (unless provided otherwise) the following (collectively with the Title Commitment, any Updated Survey and any other due diligence materials delivered to Purchaser by Seller or its agents in connection with this Agreement, the “Due Diligence Documents”):

5.1.1. Preliminary Title Commitment. Seller’s most recent existing title policy covering the Total Development (the “Existing Policy”), which Purchaser acknowledges and agrees insures both the Real Property and the Seller Retained Property. Promptly upon receipt by Seller, but in no event more than ten (10) days after the Effective Date, Seller shall provide to Purchaser the Title Commitment in accordance with Section 1.1 of this Agreement.

5.1.2. Survey. To the extent in Seller’s possession, the most recent survey of the Real Property prepared by a licensed surveyor (the “Survey”). Seller shall obtain the Updated Survey in accordance with the terms of Section 1.1 of this Agreement.

5.2. Physical Inspection of Property.

5.2.1. Notice and Access. Provided that Purchaser has given Seller at least one (1) business day’s advance notice, Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

5.2.2. Scope of Inspections. Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purposes of inspecting the physical condition of the Property and conducting non-intrusive and non-invasive physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE OR INVASIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT, WHICH CONSENT MAY BE PROVIDED OR WITHHELD IN SELLER’S SOLE DISCRETION, IN EACH INSTANCE AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED.

5.2.3. Insurance. Purchaser agrees that it will cause it and any person accessing the Property hereunder to be covered by not less than $1,000,000 commercial general liability insurance (with, in the case of Purchaser’s coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of such person while exercising such right of access and naming Seller as an additional insured, issued by a licensed insurance company qualified to do business in the State in which the Property is located and otherwise reasonably acceptable to Seller.

5.2.4. No Interference. Purchaser agrees that, in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable material interference with any person occupying or providing service at the Property.

Purchaser agrees that it or its agents will not communicate or correspond with any employees, contractors, agents or tenants at the Property or any vendors providing service to the Property, if any, without the prior, written consent of Seller, and if such consent is granted, Seller shall be present or party to all such communications and correspondence.

5.2.5. Indemnification. Purchaser agrees to indemnify, defend and hold harmless Seller from any third-party loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising from the exercise by Purchaser or its employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing. The indemnity in this Section 5.2.5 shall survive the Closing or any termination of this Agreement.

5.2.6. Seller’s Right To Be Present. Purchaser agrees to give Seller prior written notice at least one (1) business day in advance of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves.

5.2.7. Expense of Inspections and Compliance With Laws. Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with all applicable laws, ordinances, codes and other governmental requirements.

5.2.8. Repair and Restoration of Property. If any inspection or test conducted by Purchaser requires or results in any damage to or alteration of the condition of the Property, Purchaser agrees at its own expense to promptly repair or restore the Property in a lien free and workmanlike manner. Such repair or restoration shall return the Property to substantially the same condition as existed prior to such inspection or test. Purchaser shall have no obligation to repair or restore normal wear and tear, de minimis damage, or conditions that existed prior to Purchaser's inspection or testing. The obligations set forth in this Section 5.2.8 shall survive the Closing or any termination of this Agreement.

5.3. Review Period.

5.3.1. Title and Survey. If Purchaser, in its sole discretion, objects to any of the exceptions shown in the Title Commitment or any other matter affecting title to the Real Property, including, without limitation, on any Survey or Updated Survey, Purchaser shall, provide Seller with a written notice of such objections (the “Objection Letter”) on or prior to the expiration of the Investigation Period (such date the “Objection Letter Date”), except that Purchaser shall in all events be deemed to have objected to all Mandatory Cure Items (defined below) without necessity of the delivery of any notice. Any items contained in the Title Commitment or the Updated Survey and not objected to by Purchaser prior to the expiration of the Investigation Period (or deemed to be accepted by Purchaser as set forth herein) shall be deemed "Permitted Exceptions". If Purchaser does not deliver Purchaser’s Objection Letter by the Objection Letter Date, Purchaser shall be deemed to have accepted all exceptions contained in the Title Commitment and the form and substance of the Updated Survey, if any, and all matters shown thereon, which shall be deemed included in the Permitted Exceptions, except that Purchaser shall in all events be deemed to have objected to all Mandatory Cure Items without necessity of the delivery of any notice. At any and all times from and after the Effective Date, Purchaser shall have the right to get updates to the Title Commitment and Updated Survey. In the event any such objections are timely made by Purchaser, Seller shall have the right, but not the obligation, exercisable by delivery of a notice to Purchaser (the “Seller’s Response Notice”) within five (5) business days after Seller’s receipt of Purchaser’s Objection Letter (the “Seller’s Response Period”) to commit to cure such objections in the manner specified in the Seller’s Response Notice. If there are objections timely made by Purchaser that Seller elects not to cure or, by not sending a Seller’s Response Notice within the Seller’s Response Period, is deemed to have elected not to cure, then Purchaser shall have the right to terminate this Agreement by delivery of a written notice to Seller on or before 5:00 P.M., Eastern Time, on the date that is five (5) business days after the earlier of Purchaser’s receipt of Seller’s Response Notice or the date that Seller is deemed to have elected not to cure, whereupon the Deposit shall be returned to Purchaser and the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement). If Purchaser fails to timely terminate this Agreement in accordance with the preceding sentence, all such items set forth in the Objection Letter and not agreed by Seller to cure shall be deemed Permitted Exceptions. Seller shall have no obligation to cure any matter set forth in the Title Commitment, except that Seller shall, at or prior to the Closing, and without the need for Purchaser to object to the same: (a) satisfy and otherwise remove any mortgage, UCC’s, assignment of rents, liens or judgments encumbering the Property and such other monetary liens or encumbrances on the Property that can be cured by the payment of a liquidated sum of money; and (b) execute and deliver at Closing the Owner's Affidavit (individually and collectively, the “Mandatory Cure Items”). If Seller fails to satisfy or cure the Mandatory Cure Items or any matter that Seller agrees to cure pursuant to Seller’s Response Notice, Seller shall be deemed in default of this Agreement and Purchaser shall be permitted to pursue any and all remedies available to Purchaser in accordance with Section 10.2 of this Agreement.

5.3.2. New Defects. In the event that any update to the Title Commitment or Updated Survey after the Objection Letter Date reveals any new adverse title exception not previously disclosed to Purchaser in the Title Commitment or the Updated Survey (a “New Defect”), Purchaser shall have a period of five (5) business days after receipt of such update to the Title Commitment or the Updated Survey (“New Defect Objection Date”) to object to such new matter by written notice to Seller (“New Defect Objection Letter”), except that Purchaser shall in all events be deemed to have objected to all Mandatory Cure Items without necessity of the delivery of any notice. In the event any such objections are timely made by Purchaser, Seller shall have the right, but not the obligation, exercisable by delivery of a notice to Purchaser (the “Seller’s New Defect Response Notice”) within five (5) business days after Seller’s receipt of Purchaser’s New Defect Objection Letter (the “Seller’s New Defect Response Period”) to commit to cure such objections in the manner specified in the Seller’s New Defect Response Notice. If there are objections timely made by Purchaser that Seller elects not to cure or, by not sending a Seller’s New Defect Response Notice within the Seller’s New Defect Response Period, is deemed to have elected not to cure, then Purchaser shall have the right to terminate this Agreement by delivery of a written notice to Seller on or before 5:00 P.M., Eastern Time, on the date that is five (5) business days after the earlier of Purchaser’s receipt of Seller’s New Defect Response Notice or the date that Seller is deemed to have elected not to cure, whereupon the Deposit shall be returned to Purchaser and the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement). If Purchaser fails to timely terminate this Agreement in accordance with the preceding sentence, all such items set forth in the New Defect Objection Letter and not agreed by Seller to cure shall be deemed Permitted Exceptions. Notwithstanding anything to the contrary herein, the Closing Date (as defined in Section 6.1 below) shall automatically be extended to provide Purchaser and Seller the time period provided for in this Section 5.3.2 to deliver any applicable New Defect Objection Letter, Seller’s response thereto and Purchaser’s supplemental response, as applicable. If Seller fails to satisfy or cure the Mandatory Cure Items or any matter that Seller agrees to cure pursuant to Seller’s New Defect Response Notice, Seller shall be deemed in default of this Agreement and Purchaser shall be permitted to pursue any and all remedies available to Purchaser in accordance with Section 10.2 of this Agreement.

5.3.3. General Investigation. Purchaser may, for any reason or no reason at all, elect to terminate this Agreement by giving written notice of termination (the “Termination Notice”) to Seller on or before 5:00 p.m. (New York Time) on the date that is forty-five (45) calendar days after the Effective Date (the “Investigation Period”), which Termination Notice may be transmitted via electronic mail. If Purchaser does not timely give a Termination Notice as aforesaid, such failure shall be deemed Purchaser's election to proceed with the transaction contemplated by this Agreement. If Purchaser elects to terminate this Agreement by timely delivery of a Termination Notice in accordance with the foregoing, (i) this Agreement shall terminate, (ii) the parties shall have no further obligations to or recourse against each other (except for any provisions of this Agreement which are expressly stated to survive the termination of this Agreement), and (iii) the Title Company shall, within one (1) business day, return the Initial Deposit to Purchaser.

5.3.4. Governmental Approvals Condition. Seller and Purchaser acknowledge and agree that, in connection with the severing of the Real Property from the Seller Retained Property, certain governmental approvals (including but not limited to the Unique Tax Folio Condition and any zoning and planning approvals) (collectively, the “Governmental Approvals”) may be necessary to obtain prior to Closing (the “Governmental Approvals Condition”). Seller agrees to seek, and Purchaser agrees to cooperate in good faith in connection therewith, at no cost or expense to Purchaser, the Governmental Approvals, and the parties shall use good faith efforts to obtain such approvals prior to Closing. Seller shall keep Purchaser updated upon request regarding the status of the Governmental Approval Condition. If (a) the Governmental Approvals Condition has not been satisfied prior the Closing Date, and (b) the Governmental Approval Condition will not be satisfied immediately after the recording of the Deed based upon a non-discretionary administrative approval process reasonably acceptable to Purchaser, despite the parties’ good faith efforts in connection therewith, Seller shall have the right to extend the Closing Date for one (1) additional period of thirty (30) days in order to obtain such Governmental Approvals (the “Government Approvals Extension”), which extension may be exercised by Seller providing written notice to Purchaser and the

Title Company at least two (2) days prior to the then-current Closing Date; provided, however, the Government Approval Extension in aggregate with the Seller Mortgagee Extension (defined below) shall not exceed thirty (30) days in total. If the Seller has nevertheless been unable to satisfy the Governmental Approvals Condition by the Closing Date (as may be extended) and the Governmental Approval Condition will not be satisfied immediately after the recording of the Deed based upon a non-discretionary administrative approval process reasonably acceptable to Purchaser, either party may elect to terminate this Agreement by written notice thereof to Escrow Agent and the other party, in which event (i) neither party shall be deemed to be in default of this Agreement as a result thereof, (ii) Escrow Agent shall return the Deposit to Purchaser and (iii) except as otherwise expressly set forth in this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder.

5.3.5. Seller Mortgagee Condition. Seller and Purchaser acknowledge and agree that the Seller must either obtain the consent of its existing lender to the transfer of the Real Property and the release thereof from the existing security instrument prior to Closing or must satisfy the existing loan on the Total Development in full and refinance only the Seller Retained Parcel (the “Seller Mortgagee Condition”). Seller agrees to use diligent efforts to satisfy the Seller Mortgagee Condition prior to the Closing Date (as it may be extended), and Purchaser agrees to cooperate in good faith in connection therewith. Seller shall keep Purchaser updated upon request regarding the status of the Seller Mortgagee Condition. If the Seller Mortgagee Condition has not been satisfied prior the Closing Date despite Seller’s diligent efforts, Seller shall have the right to extend the Closing Date (as it may be extended) for one (1) additional period of thirty (30) days in order to satisfy the Seller Mortgagee Condition (the “Seller Mortgagee Extension”), which extension may be exercised by Seller providing written notice to Purchaser and the Title Company at least two (2) days prior to the then-current Closing Date; provided, however, the Seller Mortgagee Extension in aggregate with the Government Approval Extension shall not exceed thirty (30) days in total. If Seller has been unable to satisfy the Seller Mortgagee Condition by the Closing Date (as may be extended), either party may elect to terminate this Agreement by written notice thereof to Escrow Agent and the other party, in which event (i) neither party shall be deemed to be in default of this Agreement as a result thereof, (ii) Escrow Agent shall return the Deposit to Purchaser, (iii) Seller shall reimburse Purchaser for Purchaser’s Costs (as defined in Section 10.2 hereof) up to $200,000, which reimbursement obligation the Seller Joinder Party (as defined below), by signing below, agrees to be joint and severally liable with Seller and primarily liable to Purchaser for.

5.4. Effect of Termination. If this Agreement is terminated in accordance with Section 5.3, then all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement) and the Deposit shall be returned to Purchaser.

Article VI

THE CLOSING

6.1. Date and Manner of Closing. Seller, Purchaser and Title Company shall close the escrow and the transaction contemplated herein (the “Closing”) no later than 5:00 P.M. (New York Time) on the date that is forty-five (45) calendar days after the expiration of the Investigation Period (as may be extended as set forth in this Agreement, the “Closing Date”), time being of the essence (subject only to Seller’s express rights of remedy or cure provided herein), by recording and delivering all documents set forth in Article IV and funds as set forth in Article VII. Notwithstanding the preceding sentence, Purchaser shall have the right to extend the Closing Date for an additional thirty (30) day period, provided Purchaser notifies Seller and the Title Company of its election to extend the Closing Date at least three (3) days prior to the Closing Date, and within one (1) business day of such notice, Purchaser delivers to the Title Company an additional deposit in the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00) (the “Extension Deposit”). If Purchaser elects to extend the Closing Date, then such Extension Deposit shall be added to the Deposit, shall be applied to the Purchase Price in accordance with the terms and conditions of this Agreement, and for all purposes shall be deemed to be a part of the Deposit.

Article VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1. Prorations. At least five (5) business days prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Purchaser thereof. Purchaser shall review and approve or reject (with stated reasons therefor) such determination promptly and prior to the Closing. Thereafter, Purchaser and Seller shall each inform Title Company of such amounts.

7.1.1. Certain Items Prorated In accordance with the notifications, Title Company shall prorate between the parties (and the parties shall deposit funds therefor with Title Company or shall instruct Title Company to debit against sums held by Title Company owing to such party), as of 11:59 p.m. of the day prior to the Closing, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation: (i) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and after the Closing, when the actual real property taxes are finally fixed, Seller and Purchaser shall make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party) (if the Real Property is part of a larger tax parcel comprising the Total Development, then the apportionment of taxes subject to this Section 7.1.1 shall be further prorated such that Purchaser shall be responsible for forty percent (40%) of real property taxes on the subject tax parcel comprising the Total Development, and Seller shall be responsible for sixty (60%) of real property taxes on the subject tax parcel comprising the Total Development); (ii) charges for water, sewer, electricity, gas, fuel and other utility charges, unless Seller elects to close its own applicable account, in which event Purchaser shall open its own account and the respective charges shall not be prorated; and (iii) periodic fees for licenses, permits or other authorizations with respect to the Property. The obligation of the parties to recalculate the proration of taxes shall survive the Closing for a period of twelve (12) months.

7.1.2. Taxes.

(1) Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser. This apportionment obligation shall survive the Closing.

(2) If any tax appeal or certiorari proceedings shall not have been finally resolved or settled prior to the Closing and shall relate to any tax period a portion or all of which precedes the Closing, Purchaser shall be entitled to control the disposition of any such tax appeal or certiorari proceeding for periods after the Closing. Any refunds received therefrom shall be prorated between the parties on the basis of the portions accruing to periods before and after the Closing, with each party bearing their proportionate share of expenses incurred in connection therewith based on their respective benefit from any refund.

7.1.3. Insurance. Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of 11:59 P.M. (Eastern Standard Time) on the date of the Closing, and Seller shall receive any premium refund due thereon.

7.2. Seller’s Closing Costs. Seller shall pay (i) Seller’s own attorneys’ fees, (ii) ½ of any escrow closing costs charged by Title Company, (iii) any documentary stamp and/or surtax on the Deed, (iv) any transfer tax on the Property or any portion thereof, (v) the cost of the Title Commitment and the title premium for the owner’s base Title Policy (but excluding the cost of any extended coverages or endorsements), (vi) any costs incurred in recording the Deed or any other instruments required to cure or correct any Title Objections that Seller has elected to or is otherwise required to cure or correct pursuant to this Agreement, (vii) any brokerage commissions for any broker engaged by Seller incurred in connection with the transaction contemplated by this Agreement, provided, however, for the avoidance of doubt, Seller will not be required to pay CW (as defined below) pursuant to the CW Agreement (as defined below), (viii) the cost of any survey of the Seller Retained Property, (ix) the cost of satisfying the Governmental Approval Condition and the Seller Mortgagee Condition, and (x) any cost associated with the termination of any service contracts, maintenance contracts, leases, occupancy agreements or other agreement affecting the Property (other than the Parking Agreements) or any portion thereof.

7.3. Purchaser’s Closing Costs. Purchaser shall pay (i) any costs incurred in connection with Purchaser’s investigation of the Property (including environmental and inspection costs), (ii) any cost incurred in connection with Purchaser’s financing, if any, (iii) ½ of any escrow closing costs charged by Title Company, (iv) the cost of any endorsements to the owner’s Title Policy along with any lender’s title policy and any endorsements thereto, (v) the cost of the

Updated Survey (including only the Real Property), if any, (vi) the brokerage commission due to CW (as defined below) pursuant to the CW Agreement (as defined below), and (vii) Purchaser’s own attorneys’ fees.

Article VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1. Delivery of the Purchase Price. At the Closing, Title Company shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2. Other Monetary Disbursements. Title Company shall, at the Closing, arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, any excess funds therefore delivered to Title Company by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration, offset or other charges.

8.3. Recorded Documents. Title Company shall cause the Deed, the REA and any other documents that Seller or Purchaser desires to record to be recorded in the Public Records and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4. All Other Documents. Title Company shall at the Closing deliver by overnight express delivery, each other document received hereunder by Title Company to the person acquiring rights under said document or for whose benefit said document was required.

Article IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1. Return of Seller’s Documents. If escrow or this Agreement is terminated for any reason, if so requested by Seller, Purchaser shall, within five (5) days following such request, at Purchaser’s election, either (1) deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller, or (2) to the extent such documents are not original physical documents, cause such documents to be destroyed.

9.2. Return of Purchaser’s Documents. If escrow or this Agreement is terminated for any reason, Title Company shall deliver all documents and materials deposited by Purchaser and then in Title Company’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Title Company to Purchaser (or such destruction, as applicable) of such documents and materials, Title Company’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Title Company shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.3. Deposit. If escrow or this Agreement is terminated (i) pursuant to Section 5.3, Section 10.2, Article XII or, to the extent expressly set forth therein, Section 13.6, (ii) due to the failure of a condition set forth in Section 3.1, or (iii) under any circumstance whereby, pursuant to this Agreement, Purchaser is entitled to obtain the return of the Deposit, then, Purchaser shall be entitled to obtain the return of the Deposit pursuant to Section 9.4 below. Otherwise, Seller shall be entitled to the Deposit.

9.4. Disbursement of Deposit. If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three (3) business days after receipt of the notice. If the other party does not object to the delivery of the Deposit as set forth in the notice within three (3) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice. Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit. Notwithstanding anything to the contrary herein, Escrow Agent may immediately return the Deposit to Purchaser (without the need of sending any notice to Seller and Seller failing to timely object thereto) in the event that Purchaser terminates this Agreement during the Investigation Period.

9.5. No Effect on Rights of Parties; Survival. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement. The obligations under this Article IX shall survive termination of this Agreement.

Article X

DEFAULT

10.1. Seller’s Remedies. IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, IN ANY MATERIAL RESPECT, AFTER THE RECEIPT OF WRITTEN NOTICE OF SUCH FAILURE BY SELLER AND THE EXPIRATION OF A PERIOD OF FIVE (5) DAYS DURING WHICH PURCHASER SHALL HAVE AN OPPORTUNITY TO CURE OR REMEDY SUCH FAILURE (WITH THE EXCEPTION OF THE PURCHASER’S FAILURE TO CLOSE ON THE CLOSING DATE, FOR WHICH PURCHASER SHALL HAVE NO SUCH NOTICE AND CURE PERIOD), FOR ANY REASON EXCEPT SELLER DEFAULT OR FAILURE OF A CONDITION TO PURCHASER’S OBLIGATION TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SELLER SHALL BE ENTITLED AS ITS SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES.

10.2. Purchaser’s Remedies. IF SELLER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, IN ANY MATERIAL RESPECT, FOR ANY REASON EXCEPT A PURCHASER DEFAULT, FAILURE OF THE GOVERNMENTAL APPROVALS CONDITION, FAILURE OF THE SELLER MORTGAGEE CONDITION OR THE FAILURE

OF ANY OTHER CONDITION PRECEDENT TO SELLER’S OBLIGATIONS UNDER THIS AGREEMENT, THEN EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, PURCHASER’S SOLE REMEDIES (AT LAW OR IN EQUITY) SHALL BE: (A) TO TERMINATE THIS AGREEMENT BY GIVING SELLER WRITTEN NOTICE OF SUCH ELECTION PRIOR TO OR AT CLOSING WHEREUPON THE ESCROW COMPANY SHALL PROMPTLY RETURN TO PURCHASER THE DEPOSIT, SELLER REIMBURSE TO PURCHASER PURCHASER’S COSTS UP TO A MAXIMUM OF $200,000 (PROVIDED, HOWEVER, NO CAP SHALL APPLY TO SUCH REIMBURSEMENT IF SELLER INTENTIONALLY OR WILLFULLY BREACHES THIS AGREEMENT) AND, THEREAFTER, THE PARTIES SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT FOR OBLIGATIONS WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; (B) TO WAIVE THE DEFAULT AND CLOSE; OR (C) TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AGAINST SELLER BY FILING AN ACTION NO LATER THAN SIXTY (60) DAYS AFTER THE ORIGINALLY SCHEDULED CLOSING DATE; PROVIDED, HOWEVER, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE REMEDY OF SPECIFIC PERFORMANCE AGAINST SELLER CANNOT COMPEL A PARTY UNAFFILIATED WITH SELLER FROM TAKING ANY ACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IF SELLER INTENTIONALLY OR WILLFULLY BREACHES THIS AGREEMENT BY CONVEYING THE PROPERTY TO A THIRD-PARTY PURCHASER IN VIOLATION OF THE EXCLUSIVITY RIGHTS OF PURCHASER SET FORTH IN SECTION 11.1.14 HEREOF, IN ADDITION TO SELLER’S OBLIGATION TO REIMBURSE PURCHASER FOR PURCHASER’S COST AS SET FORTH ABOVE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL NOT BE SUBJECT TO A CAP OF $200,000), SELLER SHALL BE LIABLE TO PURCHASER FOR DAMAGES EQUAL TO THE DIFFERENCE BETWEEN THE PRICE RECEIVED BY SELLER FROM SUCH THIRD PARTY AND THE AGGREGATE CONSIDERATION UNDER THIS AGREEMENT. FOR PURPOSES OF THIS AGREEMENT, “PURCHASER’S COSTS” SHALL MEAN ALL DOCUMENTED, OUT-OF-POCKET, THIRD-PARTY COSTS REASONABLY INCURRED BY PURCHASER WITH REGARD TO THIS TRANSACTION, INCLUDING WITHOUT LIMITATION COSTS INCURRED IN CONDUCTING, PERFORMING OR CAUSING TO BE PERFORMED OR PREPARED "DUE DILIGENCE" STUDIES, INVESTIGATIONS, AUDIT EXAMINATIONS, SURVEYS, TITLE COMMITMENTS, ENVIRONMENTAL, STRUCTURAL AND ANY OTHER INSPECTIONS, EXAMINATIONS OR EVALUATIONS OF THE PROPERTY, AND FEES, COSTS AND DEPOSITS FOR FINANCING, TOGETHER WITH ALL ENGINEERING COSTS, REASONABLE ATTORNEYS' FEES AND ANY AND ALL OTHER EXPENSES INCURRED BY PURCHASER IN CONNECTION WITH THE PERFORMANCE OF ITS OBLIGATIONS OR INVESTIGATIONS HEREUNDER OR IN THE EVENT THIS AGREEMENT IS TERMINATED. FOR THE AVOIDANCE OF DOUBT, IN NO EVENT SHALL PURCHASER FILE A LIS PENDENS, SEEK TO PLACE A LIEN AGAINST OR OTHERWISE ENCUMBER ANY PORTION OF THE PROPERTY OR THE TOTAL DEVELOPMENT AS A REMEDY FOR ANY BREACH OF THIS AGREEMENT. BY SIGNING BELOW, THE SELLER JOINDER PARTY (DEFINED BELOW), AGREES TO BE JOINT AND SEVERALLY LIABLE WITH SELLER AND PRIMARILY LIABLE TO PURCHASER FOR ANY PAYMENT AND/OR REIMBURSEMENT OBLIGATIONS OF SELLER PURSUANT TO THIS SECTION 10.2.

Article XI

REPRESENTATIONS AND WARRANTIES

11.1. Seller’s Warranties and Representations. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and shall, in all material respects, at the Closing be true and correct. If Seller has knowledge that any of the representations and warranties contained in this Article XI may cease to be true, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller's notice is based). Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability, and Purchaser shall make no claim against Seller, for a breach of any representation or warranty under this Agreement if the breach in question constitutes or results from a condition, fact or other matter that was within Purchaser’s actual knowledge prior to the Closing.

11.1.1. Organization. Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.1.2. Power and Authority. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.3. Pending Litigation and Violations. Except as described in Schedule 11.1.3, there are no actions, suits or proceedings, pending, filed or served against Seller which would materially and adversely affect Seller’s ability to perform its obligations under this Agreement, and to Seller’s knowledge no such actions, suits or proceedings have been threatened in writing. Except as described in Schedule 11.1.3, Seller has not received any notice from any governmental authority of any violation of a legal requirement by Seller in connection with the use, operation or condition of the Property nor is Seller aware of any fact, circumstance or condition at the Property that is in violation of any applicable legal requirement.

11.1.4. Ownership. Seller is the fee owner of the Property, and upon satisfaction of the Seller Mortgagee Condition, will own the Property free and clear of all liens, mortgages, security instruments and judgements at Closing, other than the Permitted Exceptions.

11.1.5. No Conflict. Subject to satisfaction of the Unique Tax Folio Condition, the Governmental Approvals Condition, and the Seller Mortgagee Condition, the execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any legal requirement, or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Seller is a party or by which it or the Property is bound.

11.1.6. Leases, Occupancy Agreements and Parties in Possession. Except as disclosed in Schedule 11.1.6, there are no leases, licenses, occupancy agreements or other rights of occupancy or use with respect to any portion of the Property and there are no parties other than Seller in possession of any portion of the Property, other than in connection with the Parking Agreements.

11.1.7. Parking Agreements. Except as described in Schedule 11.1.7, which contains a true, correct and complete list of all Parking Agreements, there are no other leases, occupancy agreements of other rights of occupancy affecting the Property or any portion thereof. True, correct and complete copies of all Parking Agreements have been delivered to Purchaser. All Parking Agreements are in full force and effect and neither Seller, nor, to Seller’s knowledge, any other party thereto is in material default of any Parking Agreement.

11.1.8. Covenants, Conditions, Restrictions or Easements. Except as described in Schedule 11.1.8, there is no material default or breach by Seller nor, to the best of Seller's knowledge, any other party thereto, under any covenants, conditions, restrictions, rights-of-way or easements which may affect the Property or any portion(s) thereof which require performance or compliance by the owner of the Property and no condition or circumstance exists which with the giving of notice or the passage of time or both would constitute a default or breach by Seller nor, to the best of Seller's knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements.

11.1.9. Employees. There are no employees of the Seller or any management company at the Property or otherwise who, by reason of any legal requirement or by reason of any union or other employment contract, written or otherwise or any other reason whatsoever, would become employees of the Purchaser as a result of the purchase of the Property by the Purchaser.

11.1.10. No Special Assessments and Impact Fees. Except as described in Schedule 11.1.10, To Seller’s knowledge, no portion of the Property is affected by any outstanding special assessments or impact fees imposed by any governmental authority.

11.1.11. Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing in any legal proceeding its inability to pay its debts as they become due.

11.1.12. Tax Abatement Proceeds. There is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Property.

11.1.13. Licenses and Permits. Except for the licenses and permits described on Schedule 11.1.13 attached to this Agreement, there are no other licenses and permits relating to the use, ownership, or operation, of the Property. Seller has not received any notice from any governmental or quasi-governmental agency having jurisdiction over the Property, nor is Seller aware of, any uncured violation or default of any license or permit or that the Property is operating with any required valid permit.

11.1.14. Third Party Rights. Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property which have not been waived as of the date hereof. Prior to the expiration or termination of this Agreement, Purchaser shall have the exclusive right to purchase the Property and Seller shall not enter into any LOI’s, backup contracts or solicit or engage in any discussions with any third parties with respect to the sale of the Property.

11.1.15. Hazardous Substances. Except as set forth in the Phase I Environmental Site Assessment Report, PSI Project No. 05131122-1, dated May 3, 2013, (i) Seller has conducted no activity on the Property involving the generation, treatment, storage or disposal of Hazardous Substances in violation of applicable law; (ii) no portion of the Property is now being used or to Seller's knowledge has ever been used to treat, store, generate or dispose of Hazardous Substances, excepting for those materials ordinarily and customarily used, stored, present, or handled in the regular operation of the Property in the ordinary course of business and in compliance with all legal requirements; (iii) Seller has received no written notice from any governmental authority or any other party of any Hazardous Substances violations concerning the Property or any portion thereof, nor is Seller aware of any such violation; and (iv) to Seller's knowledge there are no storage tanks or wells, either above or below ground, located on the Property. For purposes of this Agreement, “Hazardous Substances” shall mean (a) flammable or explosive materials, petroleum or petroleum products, oil, crude oil, natural gas or synthetic gas usable for fuel, radioactive materials, asbestos, mold, polychlorinated biphenyls (PCB's), radon or methane gas; and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; Federal Water Pollution Control Act, as amended by Clean Water Act of 1977, 33 U.S.C. §§ 1256 et seq.; Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.; Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq. and Hazardous Materials Transportation Act, 49 U.S.C. App. §§ 1801 et seq; and (c) any such material classified or regulated as "hazardous" or "toxic" pursuant to any applicable state law or local ordinance.

11.1.16. Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code for the purposes of the provisions of Section 1445(a) of the Code.

11.1.17. Patriot Act. Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice.

(1) Neither Seller nor any beneficial owner of Seller:

(A) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(B) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(C) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Notwithstanding the foregoing, Purchaser understands that Seller’s parent company is publicly-traded and that Seller makes no representations of any kind with respect to the owners of the publicly-traded shares of such parent company.

11.1.18. Survival. The representations and warranties herein contained shall survive Closing for a period of nine (9) months (the “Survival Period”).

11.1.19. Post-Closing Breach of Representation. In the event that the Closing shall occur, and subsequently during the Survival Period, Purchaser discovers that any representation or warranty of Seller contained in Section 11.1 of this Agreement was untrue or inaccurate in any material respect as of the Closing Date, then Seller shall reimburse Purchaser for any and all documented out-of-pocket costs and expenses incurred by Purchaser as a result of the misrepresentation (including, without limitation, reasonable attorneys’ fees), with respect to which Purchaser has provided Seller with invoices or other supporting documentation subject to each of the following conditions: (1) Purchaser shall have notified Seller, in writing, regarding the alleged untrue or inaccurate representation or warranty prior to the expiration of the Survival Period; (2) no personal liability or personal responsibility of any sort with respect to any alleged untrue or inaccurate representation or warranty is assumed by, or shall at any time be asserted or enforceable against, any of Seller’s shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives; (3) Purchaser did not have actual knowledge of such representation or warranty being untrue or inaccurate as of the Closing Date, and (4) the maximum aggregate liability of Seller hereunder shall, under no circumstances whatsoever, exceed $300,000, and a claim may be asserted by Purchaser only if such claim, taken together with any other claims for an alleged untrue or inaccurate representations or warranties, in the aggregate exceeds $25,000, and in such event, Seller shall be liable for the full amount of all such claims from the first dollar, which payment of such amounts the Seller Joinder Party (defined below), by signing below, agrees to be joint and severally liable with Seller and primarily liable to Purchaser for.

11.1.20. Pre-Closing Breach of Representation. In the event that the status of any representation or warranty of Seller contain in this Agreement changes or is modified in any material adverse way after the Effective Date, Seller shall promptly provide written notice of such change or modification to Purchaser upon Seller becoming aware of such change. In the event that Purchaser becomes aware (whether by notice received from Seller or otherwise) prior to Closing that any of Seller’s warranties or representations set forth in this Agreement are not true on the Effective Date, or at any time thereafter but prior to Closing, and in the event that Seller is unable to render any such representation or warranty true and correct as of the Closing Date, Purchaser may either: (a) terminate this Agreement by written notice thereof to Escrow Agent, in which event, Escrow Agent shall return the Deposit to Purchaser and except as otherwise specifically set forth in this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder; or (b) elect to close under this Agreement notwithstanding the failure of such representation and warranty. Notwithstanding the foregoing, in the event that such representation or warranty of Seller (x) becomes untrue due to any act or omission of Seller, or (y) was untrue as of the Effective Date, then Seller shall be deemed in default of this Agreement and Purchaser shall be permitted to pursue any and all remedies available to Purchaser in accordance with Section 10.2 of this Agreement.

11.2. Purchaser’s Warranties and Representations. The matters set forth in this Section 11.2 constitute representations, warranties and covenants by Purchaser which are now and shall, at the Closing, be true and correct.

11.2.1. Power and Authority. Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.2.2. Organization. Purchaser has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.2.3. No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, do not result in a breach or violation of any legal requirement, or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Purchaser is a party.

11.2.4. Bankruptcy. Purchaser has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Purchaser or for the appointment of a receiver or trustee for all or any substantial part of Purchaser’s property, nor has Purchaser made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing in any legal proceeding its inability to pay its debts as they become due.

11.2.5. Independent Investigation. The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has inspected and investigated the Property.

11.2.6. Purchaser Reliance. Purchaser has relied on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential. Notwithstanding the foregoing, Purchaser may rely on representations and warranties of Seller only to the extent expressly set forth in Section 11.1.

11.2.7. Compliance. Purchaser’s funds are derived from legitimate business activities. Purchaser is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Purchaser or any party that has ownership in or control over Purchaser being (i) subject to United States government embargos or sanctions, or (ii) in violation of terrorism or money laundering laws.

11.2.8. Patriot Act.

(1) Purchaser is in compliance with the requirements of the Orders. Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.

(2) Neither Purchaser nor any beneficial owner of Purchaser:

(A) is listed on the Lists;

(B) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(C) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.2.9. ERISA. Purchaser represents, warrants and covenants that Purchaser is not using the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) “plan” (within the meaning of Section 4975(e)(1) of the Code), or (iii) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement

11.3. No Other Warranties and Representations. Except as specifically set forth in this Article XI, Seller has not made, does not make, and has not authorized anyone to make, any warranty or representation as to any written materials delivered to Purchaser, the persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Article XI. Purchaser shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement and hereby acknowledges and agrees that except for those representations and warranties of Seller expressly set forth in this Agreement, there have been no other warranties of any kind, whether express or implied, made by Seller. Purchaser has conducted, and shall continue to conduct during the Investigation Period, or waive its right to conduct, such due diligence as Purchaser has deemed or shall deem necessary or appropriate. Purchaser shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the transaction contemplated by this Agreement. PURCHASER HEREBY AGREES THAT PURCHASER IS PURCHASING THE PROPERTY IN “AS IS” PHYSICAL CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION OF THE PROPERTY, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE CLOSING DOCUMENTS. NOTWITHSTANDING THE FOREGOING, THIS PROVISION SHALL NOT LIMIT PURCHASER’S REMEDIES FOR FRAUD, INTENTIONAL MISREPRESENTATION, OR WILLFUL CONCEALMENT BY SELLER.

Article XII

CONDEMNATION AND CASUALTY

Promptly upon the receipt of written notices thereof, Seller shall give Purchaser written notice of any condemnation or casualty of the Property occurring prior to the Closing. If prior to the Closing all or a Material Portion (as defined below) of the Property is condemned or suffers casualty, Purchaser shall have the option of either (i) applying the proceeds of any such condemnation award or insurance proceeds applicable to the Property (but not the Seller Retained Property) toward the payment of the Purchase Price to the extent such condemnation award or insurance proceeds has been received by Seller, and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or condemnation proceeds not theretofore received by Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten (10) days after Purchaser has received written notice from Seller of such condemnation or casualty of a Material Portion of the Property. If, prior to the Closing, a portion of the Property is condemned or suffers casualty, and such portion is not a Material Portion of the Property, the proceeds of any such condemnation award or insurance proceeds applicable to the Property (but not the Seller Retained Property) shall be applied toward the payment of the Purchase Price to the extent such condemnation award or insurance proceeds has been received by Seller and Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards applicable to the Property (but not the Seller Retained Property). For purposes of this Article XII, the term “Material Portion” shall mean (a) a portion that exceeds five percent (5%) of the total area of the Property, (b) the cost to repair exceeds five percent (5%) of the Purchase Price, or (c) such condemnation or casualty of the Property occurring prior to the Closing results in (1) a permanent absence of reasonable access to the Property that is not otherwise provided pursuant to the REA, (2) material interference with the present use or Purchaser’s intended use of the Property, or (3) the Property no longer being in compliance with applicable law after giving effect to any restoration thereof.

Article XIII

CONDUCT PRIOR TO CLOSING

13.1. Conduct. From and after the date hereof, Seller shall (i) subject to seasonal differences and reasonable modifications due to changes in circumstance, operate the Property substantially in accordance with its standard business procedures; (ii) maintain commercially reasonable and customary insurance policies covering the Property in full force and effect; (iii) take any and all action necessary, at Seller’s sole cost and expense, to cause all service contracts, maintenance contracts and other similar agreements affecting the Property or any portion thereof to be terminated at or prior to Closing; (iv) promptly upon obtaining knowledge thereof, notify Purchaser of any material adverse changes affecting the Property; (v) comply with all applicable laws and maintain all required licenses and permits with respect to the Property (if any); and (vi) except as otherwise expressly stated herein, use commercially reasonably efforts to satisfy all closing conditions under this Agreement.

13.2. Actions Prohibited. Seller shall not, without the prior written approval of Purchaser, which approval shall be in Purchaser’s sole and absolute discretion:

(i) subject to Section 13.5 and Section 13.6 below, sell, transfer or encumber title of all or any portion of the Real Property;

(ii) subject to Section 13.5 and Section 13.6 below, change or attempt to change, directly or indirectly, the current zoning of the Real Property in a material manner adverse to Purchaser;

(iii) subject to Section 13.5 and Section 13.6 below, enter into any agreements affecting the Property that cannot be terminated at or prior to Closing;

(iv) enter into any Parking Agreement that is not on commercially reasonable market rate terms;

(v) modify or amend any Parking Agreement in a manner that causes such Parking Agreement to no longer be on commercially reasonable market rate terms; and

(vi) cause or permit any action to be taken which would cause any of the representation and warranties of Seller set forth in this Agreement to be untrue as of the Closing Date.

13.3. Confidentiality. Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Purchaser, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Purchaser, advisors, consultants, attorneys, accountants, lenders, partners, members, potential sources of financing, regulatory authorities, and their respective representatives, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Purchaser shall not at any time issue a press release containing material terms or otherwise communicate material terms with media representatives regarding this sale and purchase unless such release or communication has received the prior written approval of Seller, which approval shall not be unreasonably withheld or delayed. Purchaser agrees that all documents and information regarding the Property provided by Seller or Seller’s agents (the “Seller Confidential Information”) are confidential and Purchaser shall not disclose any Seller Confidential Information to any other person except those assisting it with the analysis of the Property, and only after informing such persons of these confidentiality restrictions. Purchaser’s own studies, tests, and analyses of the Property shall not be deemed confidential hereunder. Seller shall maintain in confidence all non-public information regarding Purchaser’s business, financing, and investment plans disclosed in connection with this transaction, subject to the same exceptions and permitted disclosures applicable to Purchaser. The confidentiality obligations in this Section 13.3 shall not apply to information that: (i) becomes publicly available through no breach by the receiving party; (ii) was known to the receiving party prior to disclosure; (iii) is independently developed by the receiving party without use of confidential information; or (iv) is required to be disclosed by law, regulation, or court order. This Section 13.3 shall survive the Closing or termination of this Agreement for a period of two (2) years.

13.4. Right to Cure. If Seller shall have breached any representation or warranty hereunder or any other matter shall have occurred prior to Closing which would entitle Purchaser to terminate this Agreement, Seller may elect, by written notice to Purchaser, to cure such breach or matter and Seller may adjourn the Closing for up to fifteen (15) days to do so. Nothing contained in this Section 13.4 shall require Seller to cure any such breach or matter or to incur any liability or expense to do so.

13.5. Tax Folio Number. Seller shall use good faith efforts to cause the Real Property to have a unique and distinct tax folio number from the Seller Retained Property on or before recording of the Deed, or shortly thereafter subject to any applicable administrative process.

13.6. REA. Seller and Purchaser shall negotiate in good faith and, prior to the expiration of the Investigation Period shall agree to a form of reciprocal easement agreement (the “REA”) concerning, among other things, the items set forth on Schedule 13.6 . In the event the form of REA has not been agreed upon by the expiration of the Investigation Period, either party may terminate this Agreement, in which event Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations under this Agreement except the obligations that expressly survive any termination hereof. Upon agreeing to the form of REA, the parties shall enter into an amendment to this Agreement to incorporate such form of REA (the “REA Amendment”), which REA and REA Amendment may be subject to changes reasonably required by any mortgage lender of Purchaser or Seller, as reasonably accepted by Seller and Purchaser, provided such changes have no material adverse effect on the Seller’s Retained Property or the Real Property, as applicable.

Article XIV

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (iii) immediately when sent via electronic mail transmission and followed by overnight express delivery service, addressed as follows:

If to Purchaser, to: Banyan Street Capital, LLC

80 SW 8th Street, Suite 2200

Miami, Florida 33130

Attention: Rudy Touzet and K. Taylor White

Email: rtouzet@banyanstreet.com and twhite@banyanstreet.com

with a copy to: Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attn: Jason A. Post, Esq.

Email: jpost@stearnsweaver.com

If to Seller, to: Soho Atlanta, LLC

c/o Sotherly Hotels, Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

Attention: Scott M. Kucinski and David Folsom
Email: scottkucinski@sotherlyhotels.com and davefolsom@sotherlyhotels.com with a copy to: Frost Brown Todd LLP

400 West Market Street

32nd Floor

Louisville, Kentucky 40202

Attention: Josh Brock, Esq. and Geoff White, Esq.

Email: jbrock@fbtlaw.com and gwhite@fbtlaw.com

If to Escrow Agent, to: Metropolitan Title Agency, Inc.

1500 Klondike Road SW, Ste A107

Conyers, Georgia 30094

Attention: Anne Kurtz

Email: akurtz@mtaga.com

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Counsel for either party is hereby authorized to send notices on behalf of such party.

Article XV

TRANSFER OF POSSESSION

15.1. Transfer of Possession. Possession of the Property shall be transferred to Purchaser at the time of Closing.

15.2. Delivery of Documents at Closing. At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

Article XVI

GENERAL PROVISIONS

16.1. Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2. Exhibits. All exhibits referred to herein and attached hereto are a part hereof.

16.3. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4. Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.5. Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

16.7. Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein.

16.8. Survival. Unless otherwise expressly herein stated to survive, all representations, covenants, indemnities, conditions and agreements contained herein shall be superseded by the various documents executed and delivered at Closing and shall not survive the Closing.

16.9. Assignment by Purchaser. Purchaser may not assign its rights under this Agreement, nor may any direct or indirect equity interests in Purchaser be assigned, without the prior written consent of Seller, which may be granted or withheld in Seller’s sole and absolute discretion; provided, however, that Purchaser may assign its rights under this Agreement to an entity controlled by or under common control with Purchaser without Seller’s consent provided that (i) Purchaser provides Seller with written notice of such assignment no later than five (5) business days prior to Closing, which notice shall include the signature block of the assignee and a copy of the assignment of this Agreement, (ii) assignee shall assume the obligations of Purchaser under this Agreement, and (iii) assignee shall remake the representations and warranties of Purchaser pursuant to Section 11.2 of this Agreement (a “Permitted Assignee”).

16.10. Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.11. Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.9).

16.12. Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement. Counterpart signature pages exchanged by facsimile or electronic transmission may be used as if they were original signature pages.

16.14. Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.15. Possession of Seller. As used in this Agreement, the “possession” or “receipt” of a document, notice or similar writing by Seller shall be deemed to be only the possession, receipt or notice of such document by Seller.

16.16. Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the State in which the Property is located shall be permitted or required to close.

16.17. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT. Each party hereby authorizes and empowers the other to file this Section 16.17 and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

16.18. Other Duties of Escrow Agent. Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

16.19. Disputes. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization,

Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State in which the Property is located pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit. The parties acknowledge that Escrow Agent also represents Seller and in the event of any dispute between Seller and Purchaser, Purchaser acknowledges and agrees that Escrow Agent may represent Seller with respect to any disputes with respect to this Agreement or other matters, and Purchaser agrees that Escrow Agent shall not be disqualified or prevented from representing Seller by virtue of its capacity of Escrow Agent. The provisions of this Section 16.19 shall survive Closing.

16.20. Reports. Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045I of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

16.21. Brokers. Except for Cushman & Wakefield (“CW”), who will be paid by Purchaser pursuant to a separate agreement (the “CW Agreement”), the parties each represent and warrant to the other that no broker, salesman or other finder involved in this transaction is entitled to any real estate brokerage commission in the event of a closing hereunder. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs, including those for appellate matters and post judgment proceedings) with respect to said claim for brokerage. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

[Signature Pages Follow]

JOINDER BY SELLER JOINDER PARTY

Sotherly Hotels LP, a Delaware limited partnership (“Seller Joinder Party”) hereby agrees to be joint and severally liable with the obligations of Seller under and pursuant to Sections 5.3.5, 10.2 and 11.1.19 of this Agreement, and to be primarily liable to Purchaser under the obligations of Seller pursuant to Sections 5.3.5, 10.2 and 11.1.19 of this Agreement.

SELLER JOINDER PARTY:

Sotherly Hotels LP, a Delaware limited partnership

By:___/s/ David Folsom__________

Name: David Folsom

Title: Authorized Signatory

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above set forth.

SELLER:

Soho Atlanta LLC, a Delaware limited liability company

By: ___/s/ David Folsom_____________

Name: David Folsom

Title: Authorized Signatory

[PURCHASER’S SIGNATURE CONTAINED ON THE FOLLOWING PAGE]

PURCHASER:

BANYAN STREET CAPITAL LLC, a Delaware limited liability company

By: ____/s/ Taylor White_______________

Name:___Taylor White________________

Title:_____Authorized Signatory________

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) serve as escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

METROPOLITAN TITLE AGENCY, INC.

By: ____/s/ Anne Kurtz_________________

Name:____Anne Kurtz__________________

Title:______President___________________

EXHIBIT A-1 TO SALE, PURCHASE AND ESCROW AGREEMENT

Description of Total Development

TRACT 1-A

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at the point of intersection of the northerly right of way line of Ponce de Leon Avenue (variable right of way) with the easterly right of way line of Peachtree Street , as such rights of way lines are extended to form an angle instead of a curve; THENCE, along said easterly right of way line of Peachtree Street North 4 degrees 39 minutes 34 seconds East a distance of 22.52 feet to a nail set, said nail being the TRUE PIONT OF BEGINNING;

THENCE from THE TRUE POINT OF BEGINNING as thus established, continue along said easterly right of way line of Peachtree Street North 04 degrees 39 minutes 34 seconds East a distance of 252.91 feet to a nail found; THENCE leaving said easterly right of way of Peachtree Street South 89 degrees 38 minutes 18 seconds East a distance of 150.12 feet to a nail found; THENCE South 04 degrees 29 minutes 44 seconds West a distance of 11.48 feet to a point; THENCE South 85 degrees 23 minutes 10 seconds East a distance of 121.80 feet to a point; THENCE South 05 degrees 06 minutes 26 seconds West a distance of 172.25 feet to a nail set on the northerly right of way line of Ponce de Leon Avenue (variable right of way); THENCE along said northerly right of way line of Ponce de Leon the following courses and distances: South 87 degrees 13 minutes 14 seconds West a distance of 15.86 feet to a point; South 84 degrees 23 minutes 38 seconds West a distance of 34.49 feet to a point; South 80 degrees 29 minutes 41 seconds West a distance of 20.66 feet to a point; South 76 degrees 08 minutes 56 seconds West a distance of 33.03 feet to a point; South 71 degrees 59 minutes 39 seconds West a distance of 130.98 feet to a nail set; South 18 degrees 00 minutes 02 seconds East a distance of 8.00 feet to a nail set; South 71 degrees 59 minutes 58 seconds West a distance .of 33.17 feet to a nail set; along a curve to the right with a radius of 15.00 feet and an arc length of 29.49 feet, said curve having a chord bearing of North 51 degrees 40 minutes 14 seconds West and a chord distance of 24.97 feet to a nail set, said nail being the TRUE POINT OF BEGINNING.

TOGETHER WITH easement rights in and to that certain 10 foot (10’) alley running from Third Street along the western boundary of the easternmost portion of caption and abutting the northern boundary of the westernmost portion of caption.

TOGETHER WITH non-exclusive easement rights contained in that certain Reciprocal Easement Agreement, dated August 22, 1990, by and between Diversified Peachtree, Ltd. And Georgian Terrace, L.P., recorded in Deed Book 13655, page 183, Fulton County, Georgia records; as amended by Amendment to Reciprocal Easement Agreement and Subordination of Security Interest, dated November 29, 2001, recorded December 4, 2001, in Deed Book 31391, page 555, aforesaid records.

TOGETHER WITH non-exclusive easement rights contained in that certain Sewer Relocation and Easement Agreement, dated August 15, 2001, by and among AT Apartments LLC, AGL

4836-1329-2570.3

Investments No.2 Limited Partnership and Diversified Peachtree, Ltd., recorded October 10, 2001, in Deed Book 31113, page 25, Fulton County, Georgia records.

TOGETHER WITH easement rights in and to that certain Joint Declaration of Easements and Covenants between Diversified Peachtree, Ltd. And CSC Georgia Terrace Limited Partnership, dated March 26, 2007, filed April 20, 2007, and recorded in Deed Book 44867, Page 221, Fulton County, Georgia records; as re-recorded in Deed Book 45022, Page 509, aforesaid records.

TRACT 1-B

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at the point of intersection of the northerly right of way line of Ponce de Leon Avenue (variable right of way) with the easterly right of way line of Peachtree Street , as such rights of way lines are extended to form an angle instead of a curve; THENCE, along said easterly right of way line of Peachtree Street North 4 degrees 39 minutes 34 seconds East a distance of 22.52 feet to a nail set; THENCE North 04 degrees 39 minutes 34 seconds East a distance of 252.91 feet to a nail found; THENCE leaving said easterly right of way of Peachtree Street South 89 degrees 38 minutes 18 seconds East a distance of 150.12 feet to a nail found, said nail being THE TRUE POINT OF BEGINNING;

THENCE from THE TRUE POINT OF BEGINNING as thus established, North 04 degrees 45 minutes 42 seconds East a distance of 200.26 feet to a point on the southerly right of way line of Third Street (variable right of way); THENCE along said southerly right of way line of Third Street South 85 degrees 25 minutes 34 seconds East a distance of 129.10 feet to a nail set; THENCE leaving said southerly right of way line of Third Street South 04 degrees 27 minutes 16 seconds West a distance of 190.89 feet to a nail set; THENCE North 89 degrees 28 minutes 26 seconds West a distance of 8.17 feet to a nail set; THENCE South 05 degrees 06 minutes 26 seconds West a distance of 20.36 feet to a point; THENCE North 85 degrees 23 minutes 10 seconds West a distance of 121.80 feet to a point; THENCE North 04 degrees 29 minutes 44 seconds East a distance of 11.48 feet to a nail found, said nail being the TRUE POINT OF BEGINNING.

TOGETHER WITH easement rights in and to that certain 10 foot (10’) alley running from Third Street along the western boundary of the easternmost portion of caption and abutting the northern boundary of the westernmost portion of caption.

TOGETHER WITH non-exclusive easement rights contained in that certain Reciprocal Easement Agreement, dated August 22, 1990, by and between Diversified Peachtree, Ltd. And Georgian Terrace, L.P., recorded in Deed Book 13655, page 183, Fulton County, Georgia records; as amended by Amendment to Reciprocal Easement Agreement and Subordination of Security Interest, dated November 29, 2001, recorded December 4, 2001, in Deed Book 31391, page 555, aforesaid records.

TOGETHER WITH non-exclusive easement rights contained in that certain Sewer Relocation and Easement Agreement, dated August 15, 2001, by and among AT Apartments LLC, AGL Investments No.2 Limited Partnership and Diversified Peachtree, Ltd., recorded October 10, 2001, in Deed Book 31113, page 25, Fulton County, Georgia records.

4836-1329-2570.3

TOGETHER WITH easement rights in and to that certain Joint Declaration of Easements and Covenants between Diversified Peachtree, Ltd. And CSC Georgia Terrace Limited Partnership, dated March 26, 2007, filed April 20, 2007, and recorded in Deed Book 44867, Page 221, Fulton County, Georgia records; as re-recorded in Deed Book 45022, Page 509, aforesaid records.

TRACT 1-E

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at a building corner of a two story building located at the intersection of the southerly right of way line of Third Street (variable right of way) and the easterly right of way line of Peachtree Street; THENCE along said southerly right of way line of Third Street South 85 degrees 28 minutes 25 seconds East a distance of 140.00 feet to a point, said point being the TRUE POINT OF BEGINNING.

THENCE from THE TRUE POINT OF BEGINNING as thus established, and continue along the southerly right of way line of Third Street South 85 degrees 28 minutes 25 seconds East a distance of 9.99 feet to a point; THENCE leaving said southerly right of way line of Third Street South 04 degrees 45 minutes 42 seconds West a distance of 200.26 feet to a nail found; THENCE North 89 degrees 38 minutes 18 seconds West a distance of 5.10 feet to a point; THENCE North 04 degrees 45 minutes 04 seconds East a distance of 105.32 feet to a point; THENCE North 87 degrees 23 minutes 23 seconds West a distance of 4.96 feet to a nail found; THENCE North 04 degrees 50 minutes 52 seconds East a distance of 45.13 feet to a nail found; THENCE North 04 degrees 46 minutes 19 seconds East a distance of 50.35 feet to a point, said point being the TRUE POINT OF BEGINNING.

4836-1329-2570.3

EXHIBIT A-2 TO SALE, PURCHASE AND ESCROW AGREEMENT

Description of Property

TRACT 1-B

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at the point of intersection of the northerly right of way line of Ponce de Leon Avenue (variable right of way) with the easterly right of way line of Peachtree Street , as such rights of way lines are extended to form an angle instead of a curve; THENCE, along said easterly right of way line of Peachtree Street North 4 degrees 39 minutes 34 seconds East a distance of 22.52 feet to a nail set; THENCE North 04 degrees 39 minutes 34 seconds East a distance of 252.91 feet to a nail found; THENCE leaving said easterly right of way of Peachtree Street South 89 degrees 38 minutes 18 seconds East a distance of 150.12 feet to a nail found, said nail being THE TRUE POINT OF BEGINNING;

THENCE from THE TRUE POINT OF BEGINNING as thus established, North 04 degrees 45 minutes 42 seconds East a distance of 200.26 feet to a point on the southerly right of way line of Third Street (variable right of way); THENCE along said southerly right of way line of Third Street South 85 degrees 25 minutes 34 seconds East a distance of 129.10 feet to a nail set; THENCE leaving said southerly right of way line of Third Street South 04 degrees 27 minutes 16 seconds West a distance of 190.89 feet to a nail set; THENCE North 89 degrees 28 minutes 26 seconds West a distance of 8.17 feet to a nail set; THENCE South 05 degrees 06 minutes 26 seconds West a distance of 20.36 feet to a point; THENCE North 85 degrees 23 minutes 10 seconds West a distance of 121.80 feet to a point; THENCE North 04 degrees 29 minutes 44 seconds East a distance of 11.48 feet to a nail found, said nail being the TRUE POINT OF BEGINNING.

TOGETHER WITH easement rights in and to that certain 10 foot (10’) alley running from Third Street along the western boundary of the easternmost portion of caption and abutting the northern boundary of the westernmost portion of caption.

TOGETHER WITH non-exclusive easement rights contained in that certain Reciprocal Easement Agreement, dated August 22, 1990, by and between Diversified Peachtree, Ltd. And Georgian Terrace, L.P., recorded in Deed Book 13655, page 183, Fulton County, Georgia records; as amended by Amendment to Reciprocal Easement Agreement and Subordination of Security Interest, dated November 29, 2001, recorded December 4, 2001, in Deed Book 31391, page 555, aforesaid records.

TOGETHER WITH non-exclusive easement rights contained in that certain Sewer Relocation and Easement Agreement, dated August 15, 2001, by and among AT Apartments LLC, AGL Investments No.2 Limited Partnership and Diversified Peachtree, Ltd., recorded October 10, 2001, in Deed Book 31113, page 25, Fulton County, Georgia records.

TOGETHER WITH easement rights in and to that certain Joint Declaration of Easements and Covenants between Diversified Peachtree, Ltd. And CSC Georgia Terrace Limited Partnership, dated March 26, 2007, filed April 20, 2007, and recorded in Deed Book 44867, Page 221, Fulton County, Georgia records; as re-recorded in Deed Book 45022, Page 509, aforesaid records.

4836-1329-2570.3

EXHIBIT A-3 TO SALE, PURCHASE AND ESCROW AGREEMENT

Description of Seller Retained Property

TRACT 1-A

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at the point of intersection of the northerly right of way line of Ponce de Leon Avenue (variable right of way) with the easterly right of way line of Peachtree Street , as such rights of way lines are extended to form an angle instead of a curve; THENCE, along said easterly right of way line of Peachtree Street North 4 degrees 39 minutes 34 seconds East a distance of 22.52 feet to a nail set, said nail being the TRUE PIONT OF BEGINNING;

THENCE from THE TRUE POINT OF BEGINNING as thus established, continue along said easterly right of way line of Peachtree Street North 04 degrees 39 minutes 34 seconds East a distance of 252.91 feet to a nail found; THENCE leaving said easterly right of way of Peachtree Street South 89 degrees 38 minutes 18 seconds East a distance of 150.12 feet to a nail found; THENCE South 04 degrees 29 minutes 44 seconds West a distance of 11.48 feet to a point; THENCE South 85 degrees 23 minutes 10 seconds East a distance of 121.80 feet to a point; THENCE South 05 degrees 06 minutes 26 seconds West a distance of 172.25 feet to a nail set on the northerly right of way line of Ponce de Leon Avenue (variable right of way); THENCE along said northerly right of way line of Ponce de Leon the following courses and distances: South 87 degrees 13 minutes 14 seconds West a distance of 15.86 feet to a point; South 84 degrees 23 minutes 38 seconds West a distance of 34.49 feet to a point; South 80 degrees 29 minutes 41 seconds West a distance of 20.66 feet to a point; South 76 degrees 08 minutes 56 seconds West a distance of 33.03 feet to a point; South 71 degrees 59 minutes 39 seconds West a distance of 130.98 feet to a nail set; South 18 degrees 00 minutes 02 seconds East a distance of 8.00 feet to a nail set; South 71 degrees 59 minutes 58 seconds West a distance .of 33.17 feet to a nail set; along a curve to the right with a radius of 15.00 feet and an arc length of 29.49 feet, said curve having a chord bearing of North 51 degrees 40 minutes 14 seconds West and a chord distance of 24.97 feet to a nail set, said nail being the TRUE POINT OF BEGINNING.

TOGETHER WITH easement rights in and to that certain 10 foot (10’) alley running from Third Street along the western boundary of the easternmost portion of caption and abutting the northern boundary of the westernmost portion of caption.

TOGETHER WITH non-exclusive easement rights contained in that certain Reciprocal Easement Agreement, dated August 22, 1990, by and between Diversified Peachtree, Ltd. And Georgian Terrace, L.P., recorded in Deed Book 13655, page 183, Fulton County, Georgia records; as amended by Amendment to Reciprocal Easement Agreement and Subordination of Security Interest, dated November 29, 2001, recorded December 4, 2001, in Deed Book 31391, page 555, aforesaid records.

TOGETHER WITH non-exclusive easement rights contained in that certain Sewer Relocation and Easement Agreement, dated August 15, 2001, by and among AT Apartments LLC, AGL

4836-1329-2570.3

Investments No.2 Limited Partnership and Diversified Peachtree, Ltd., recorded October 10, 2001, in Deed Book 31113, page 25, Fulton County, Georgia records.

TOGETHER WITH easement rights in and to that certain Joint Declaration of Easements and Covenants between Diversified Peachtree, Ltd. And CSC Georgia Terrace Limited Partnership, dated March 26, 2007, filed April 20, 2007, and recorded in Deed Book 44867, Page 221, Fulton County, Georgia records; as re-recorded in Deed Book 45022, Page 509, aforesaid records.

TRACT 1-E

All that tract or parcel of land lying and being in Land Lot 49 of the 14th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, COMMENCE at a building corner of a two story building located at the intersection of the southerly right of way line of Third Street (variable right of way) and the easterly right of way line of Peachtree Street; THENCE along said southerly right of way line of Third Street South 85 degrees 28 minutes 25 seconds East a distance of 140.00 feet to a point, said point being the TRUE POINT OF BEGINNING.

THENCE from THE TRUE POINT OF BEGINNING as thus established, and continue along the southerly right of way line of Third Street South 85 degrees 28 minutes 25 seconds East a distance of 9.99 feet to a point; THENCE leaving said southerly right of way line of Third Street South 04 degrees 45 minutes 42 seconds West a distance of 200.26 feet to a nail found; THENCE North 89 degrees 38 minutes 18 seconds West a distance of 5.10 feet to a point; THENCE North 04 degrees 45 minutes 04 seconds East a distance of 105.32 feet to a point; THENCE North 87 degrees 23 minutes 23 seconds West a distance of 4.96 feet to a nail found; THENCE North 04 degrees 50 minutes 52 seconds East a distance of 45.13 feet to a nail found; THENCE North 04 degrees 46 minutes 19 seconds East a distance of 50.35 feet to a point, said point being the TRUE POINT OF BEGINNING.

4836-1329-2570.3

EXHIBIT B TO SALE, PURCHASE AND ESCROW AGREEMENT

FORM OF DEED

Prepared by and return to:

LIMITED WARRANTY DEED

STATE OF GEORGIA

COUNTY OF Fulton

THIS INDENTURE, made as of ___________, 2025, between Soho Atlanta LLC, a [_____________] limited liability company (herein called “Grantor”), and [__________________], LLC a [_____________] limited liability company (herein called “Grantee”).

WITNESSETH: That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land described on Exhibit A, attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said bargained premises, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging or in any wise appertaining, to the only proper use, benefit and behoof of Grantee, forever, IN FEE SIMPLE.

This Deed and the warranty of title contained herein are made expressly subject to the items set forth on Exhibit B attached hereto and made a part hereof.

Grantor will warrant and forever defend the right and title to the above described property unto Grantee against the lawful claims of all persons owning, holding or claiming by, through or under Grantor, but not otherwise.

[Signature on following page]

IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day and year first above written.

Signed, sealed and delivered in the presence of: Unofficial Witness Notary Public (NOTARY SEAL) My Commission Expires:	Soho Atlanta LLC, a [_______________] limited liability company By: Name: ______________________ Title: _____________________

Limited Warranty Deed

Exhibit A

Legal Description

[To be inserted]

Exhibit B

Permitted Exceptions

[To be inserted]

EXHIBIT C TO SALE, PURCHASE AND ESCROW AGREEMENT

FIRPTA Affidavit

Transferor’s Certification of Non-Foreign Status

To inform [PURCHASER ENTITY], a __________________ (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by SOHO ATLANTA, LLC, a [_______________] limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is ___________; and

4. Transferor’s office address is ___________________________________.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: _________________

SOHO ATLANTA, LLC, a [__________] limited liability company

By: ________________________________

Name:______________________________

Title: ______________________________

EXHIBIT D TO SALE, PURCHASE AND ESCROW AGREEMENT

FORM BILL OF SALE

This BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as made as of the ___ day of ___________________, 2025 by and between ______________________________ (the “Assignor”) and ____________________ (the “Assignee”). All capitalized terms in this Bill of Sale not otherwise defined herein have the same meaning ascribed thereto in the Purchase Agreement.

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of ____ __, 2025, pursuant to which Assignee is purchasing all right, title and interest of Assignor in and to the Property (as defined in the Purchase Agreement);

WHEREAS, Assignor owns the right, title and interest in and to right, title and interest in and to the Personal Property (as such terms are defined in the Purchase Agreement); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Personal Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignor has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER, and DELIVERED, and by these presents does hereby GRANT, CONVEY, SELL, TRANSFER, SET OVER, and DELIVER unto Assignee, the Personal Property.

2. Assignor represents, warrants and covenants that all Personal Property is owned by Assignor free and clear of all liens, encumbrances, hypothecations, pledges and interests.

3. This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

4. This Bill of Sale may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart. Each party may rely upon a facsimile or other electronic counterpart (including “.pdf”) of this Bill of Sale or any instrument delivered in connection herewith signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

5. This instrument shall be governed by the laws of the State of Georgia, without regard to its conflict of laws provisions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Bill of Sale the day and year first above written.

ASSIGNOR:

SOHO ATLANTA, LLC, a [__________] limited liability company

By: ________________________________

Name:______________________________

Title: ______________________________

ASSIGNEE:

____________________, a ___________________

______________________________
Name:
Title:

EXHIBIT E TO PURCHASE, SALE AND ESCROW AGREEMENT

FORM ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption”) is made and entered into as of the ___ day of ___________________, 2025 (the “Effective Date”), by and between ________________________, a ________________ (the “Assignor”) and ______________, a ________________________ (the “Assignee”). All capitalized terms in this Assignment and Assumption not otherwise defined herein have the same meaning ascribed thereto in the Purchase Agreement.

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of _____ __, 2025, pursuant to which Assignee, is purchasing all right, title and interest of Assignor in and to the Property (as defined in the Purchase Agreement);

WHEREAS, Assignor owns the right, title and interest in and to the Entitlements, the Parking Agreements and the Intangible Property (as such terms are defined in the Purchase Agreement); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Entitlements, the Parking Agreements and the Intangible Property arising from and after the date hereof, and Assignee desires to assume the rights and obligations of Assignor with respect to the Entitlements, the Parking Agreements and the Intangible Property arising from and after the date hereof.

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignor hereby sells, assigns, conveys, transfers and grants to Assignee all of Assignor’s right, title and interest in, to and under the Entitlements, the Parking Agreements and Intangible Property arising from and after the date hereof.

2. Assignee hereby accepts all of Assignor’s right, title and interest in, to and under the Entitlements, the Parking Agreements and Intangible Property arising from and after the date hereof, agrees to be bound by the Entitlements, the Parking Agreements and Intangible Property, and assumes all the duties, obligations and liabilities of Assignor accruing from and after the date hereof under or with respect to the Entitlements, the Parking Agreements and Intangible Property.

3. Assignor represents, warrants and covenants that all Entitlements, Parking Agreements and Intangible Property are owned by Assignor free and clear of all liens, encumbrances, hypothecations, pledges and interests.

4. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

5. This instrument shall be governed by the laws of the State of Georgia, without regard to its conflict of laws provisions.

6. This Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Each party may rely upon a facsimile or other electronic counterpart (including “.pdf”) of this Assignment and Assumption or any instrument delivered in connection herewith signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption effective as of the date first above written.

ASSIGNOR:

SOHO ATLANTA, LLC, a [__________] limited liability company

By: ________________________________

Name:______________________________

Title: ______________________________

ASSIGNEE:

____________________, a ___________________

______________________________
Name:
Title:

SCHEDULE 11.1.3 TO SALE, PURCHASE AND ESCROW AGREEMENT

List of Notices, Pending Litigation and Violations

None.

SCHEDULE 11.1.6 TO SALE, PURCHASE AND ESCROW AGREEMENT

Leases, Occupancy Agreements and Parties in Possession

1. Lease Agreement by and between SOHO ATLANTA, LLC, as Lessor, SOHO Atlanta TRS, LLC, as Lessee, which will be terminated as to the Property as of Closing.

2. Hotel Management Agreement by and between SOHO Atlanta TRS, LLC and Our Town Hospitality LLC, dated as of December 13, 2019, as amended, which will be terminated as to the Property as of Closing.

3. Overnight parking made publicly accessible.

SCHEDULE 11.1.7 TO SALE, PURCHASE AND ESCROW AGREEMENT

Parking Agreements

1. Access and Parking Covenant Agreement (DB 13655, pg. 205) dated August 22 1990 (recorded August 23, 1990)

2. Amended and Restated Easement for Temporary Construction, Access and Parking (DB 55040, Pg 43), as amended by that First Amendment to Amended and Restated Easement for Temporary Construction, Access and Parking (DB 55332, Pg 39), as further amended by that Second Amendment to Amended and Restated Easement for Temporary Construction, Access and Parking (DB 56529, Pg 694)

3. Monthly Parking Agreement with Honeywell

4. License Agreement with Olistica Life Sciences Group

5. Sponsorship Agreement with Fox Theatre, Inc. dated August 15, 2024

SCHEDULE 11.1.8 TO SALE, PURCHASE AND ESCROW AGREEMENT

Covenants, Conditions, Restrictions or Easements (Default/Breach)

None.

SCHEDULE 11.1.10 TO SALE, PURCHASE AND ESCROW AGREEMENT

No Special Assessments and Impact Fees

None.

SCHEDULE 11.1.13 TO SALE, PURCHASE AND ESCROW AGREEMENT

Licenses and Permits

None.

SCHEDULE 13.6 TO SALE, PURCHASE AND ESCROW AGREEMENT

REA Requirements

1. The terms upon which Seller shall continue to have certain parking rights on the Property (including, but not limited to, such rights as are necessary to satisfy applicable zoning and use laws applicable to the Seller Retained Property).

2. Reciprocal easements between the Property and the Seller Retained Property for site access, signage, drainage systems and construction matters

3. Certain other operational matters as deemed appropriate by Purchaser and Seller in connection with the physical and operational connections between the Property and the Seller Retained Property.